Exhibit 99.1

MEDIA STATEMENT

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman        (952) 475-7050        news@tcfbank.com         (Media)
Jason Korstange        (952) 745-2755        investor@tcfbank.com        (Investors)

TCF Financial Corporation Executive Chairman and
Former CEO William A. Cooper Dies

Mr. Cooper served as CEO for nearly 30 years and is remembered for reinventing the company, his commitment to philanthropy and industry leadership

WAYZATA, Minn. - Feb. 8, 2017 - TCF Financial Corporation (“TCF”) (NYSE:TCB) announced today that William A. Cooper, the corporation’s executive chairman and former chief executive officer for nearly 30 years, died yesterday. He was 73 years-old.

“The entire TCF family is deeply saddened by the passing of Bill Cooper and we will miss his passion for our company, its people and his strong leadership of our board of directors,” said Craig R. Dahl, TCF’s vice chairman and chief executive officer. “Bill leaves a remarkable legacy on TCF and the communities we serve. From the time he became our CEO in 1985 when TCF was a struggling savings & loan to leading us to be the strong, independent and growing company it is today, Bill transformed our company more than once and mentored many great leaders. Over 30 years, Bill showed tremendous leadership and courage, pioneering numerous innovations in the banking industry and establishing a rich tradition of philanthropy and community involvement within TCF. We will miss him greatly.”

Vance Opperman, lead director for TCF’s Board of Directors added, “Bill was not only an outstanding leader for TCF, but he was a great friend. He was truly one-of-a-kind and one of the most creative and innovative leaders in the banking industry. Bill helped to transform the banking industry and created greater access to the banking system for working and middle class families through innovations like free checking and debit cards, seven day a week banking, and bank branches in supermarkets - ideas that were largely unheard of in banking until he made them popular. He came from a very modest background and never lost touch with the importance of creating opportunities for the economically disadvantaged, particularly through education. One of his greatest legacies is Friends of Education, a network of charter schools in greater Minneapolis that provide high quality education to thousands of students, many of whom come from some of the poorest communities.”

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Ralph Strangis, a former TCF board member and Mr. Cooper’s long-time friend remembered him by saying, “I will miss Bill’s passion for life and the spirit and determination that he lived every day. Despite all his successes, he never lost touch with his roots and the importance of giving people a chance to succeed. He had strong principles and never shied away from doing what he thought was right. He always had great ideas and new ways of solving business challenges. Our communities and TCF are stronger because of Bill Cooper.”

William Allen Cooper was born in 1943 and grew up in Detroit, Michigan. His mother worked as a clerk for the New York Central Railroad and his father died when he was young. He graduated from Wayne State University in 1967 and during his college years he worked as a police officer in Detroit to help pay for his education. His first job was as an auditor with Touche Ross. He began his career in banking as an assistant treasurer at Michigan National Bank. Later, he went on to serve as president of Huntington Bank in Columbus, Ohio and as president of American Savings and Loan Association. In 1985, Mr. Cooper was appointed chief executive officer of Twin Cities Federal, which later became TCF. He transformed the failing savings and loan into a national bank and took the company public in 1986. Mr. Cooper briefly retired as chairman and chief executive officer in 2006 before returning in 2008 to lead the company until his retirement as chief executive officer in 2015. He continued to serve as executive chairman until his death.

A memorial service celebrating Mr. Cooper’s life will be held at a later date. Those who wish to make a tribute to his life may direct any contributions to Friends of Education. More information can be found at www.improvek-12education.org.

About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of December 31, 2016, TCF had
$21.4 billion in total assets and 339 branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

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TCF Financial Corporation Executive Chairman and Former CEO William A. Cooper Dies